Exhibit 99.1

Financial Security Assurance Holdings Ltd.
Quarterly Operating Supplement
June 2007

Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in both the public and private sectors around the world. The principal operating subsidiary, Financial Security Assurance Inc. (FSA), a leading guarantor of public finance and asset-backed obligations, has been assigned Triple-A ratings, the highest ratings available, from Fitch Ratings (Fitch), Moody’s Investors Service, Inc. (Moody’s), Standard & Poor’s Ratings Services (S&P) and Rating and Investment Information, Inc. (R&I). Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts (GICs), to obtain funds at Triple-A cost and then invests those funds in high-quality, liquid securities. The Company is a member of the Dexia group.

Financial Security Assurance Holdings Ltd.

FSA HOLDINGS SECOND QUARTER 2007 RESULTS

NET INCOME
$63 Million in Q2 07 (-43% vs. Q2 06)
$148 Million in 6M 07 (-38% vs. 6M 06)

ORIGINATIONS (PRESENT VALUE)
$218 Million in Q2 07 (-27% vs. Q2 06)
$415 Million in 6M 07 (-2% vs. 6M 06)

New York, New York, August 6, 2007 — Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced second quarter 2007 net income of $62.8 million, 42.7% lower than for the comparable period of 2006 due to the effects of fair-value adjustments for economic interest rate hedges and investment-grade insured derivatives.  Operating earnings, a non-GAAP measure that excludes those effects, rose 8.6% to $99.6 million.

NET INCOME AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net Income	$62.8	$109.7	$148.0	$239.9
Less fair-value adjustments for economic interest rate hedges (1)	(7.2)	20.1	(7.2)	43.7
Less fair-value adjustments for investment-grade insured derivatives (1)	(29.6)	(2.1)	(38.2)	16.9
Operating Earnings (1)	$99.6	$91.7	$193.4	$179.3

(1)          For a discussion of operating earnings and the adjustments made to net income in calculating operating earnings, see below, “Analysis of Financial Results – Operating Earnings.” Also see “Non-GAAP Measures” below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP).

Shareholders’ equity (book value) was $2.7 billion and non-GAAP adjusted book value (ABV) was $4.1 billion at June 30, 2007.  Over the past 12 months, after taking dividends into account, ABV grew 14.6%.  See “Non-GAAP Measures” below for a more detailed discussion of ABV and a reconciliation to U.S. GAAP shareholders’ equity.  The Company’s management considers ABV to be an operating measure of the Company’s intrinsic value and discloses ABV because it provides information important to management that would not be available to investors through GAAP disclosure alone.

Present value (PV) originations, a non-GAAP measure, totaled $217.9 million for the second quarter of 2007, 27.0% lower than for last year’s comparable period.  Comparing six-month results of 2007 and 2006, PV originations declined 2.3% to $415.4 million.

Robert P. Cochran, chairman and chief executive officer of the Company and FSA, said:  “Despite strong growth in our asset-backed business, FSA’s total first-half originations fell slightly behind those of the comparable period in 2006.  This was due primarily to the lengthy process of closing transactions in the international public infrastructure market. In the highly competitive U.S. municipal market, we maintained our focus on high-quality issues in core sectors that provide greater relative value.

“Operating earnings rose 8.6%. However, net income declined because of fair-value adjustments primarily due to widening credit spreads for our highly rated insured credit default swaps. In prior periods, we have had significant positive marks, which we have consistently excluded from operating earnings.  The sum of these fluctuations is expected to return to zero when the contracts mature.

“It is also important to emphasize that we remain comfortable with our exposure to subprime mortgages. Our subprime mortgage insured portfolio is generally performing well. In fact, we believe this current market turmoil combined with credit spread widening will have a positive impact on our new business opportunities going forward.”  For additional information on the subprime mortgage insured portfolio, see Investor Presentations and Information on FSA’s website at www.fsa.com.

BUSINESS PRODUCTION

TOTAL ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Gross par insured (in billions)	$26.1	$26.0	$55.8	$42.8
Gross PV originations (in millions) (1)	217.9	298.5	415.4	425.0

(1)          Estimated by the Company for business originated in the period as the sum of (a) the present value of premiums originated (PV premiums originated), defined as estimated future installment premiums discounted to their present value, as well as upfront premiums, plus (b) the present value of net interest margin originated (PV NIM originated) in the financial products segment, defined as estimated interest to be received on investments less estimated transaction expenses and interest to be paid on liabilities plus results from derivatives used for hedging purposes, discounted to present value. The discount rate was 4.86% for 2007 originations and 5.07% for 2006 originations. PV premiums originated, PV NIM originated and PV originations are non-GAAP measures based on estimates of, among other things, prepayment speeds of asset-backed securities. Additionally, PV premiums originated is a measure of gross origination activity and does not reflect premiums ceded to reinsurers or the cost of credit default swaps or other credit protection, which may be considerable, employed by the Company to manage its credit exposures. Management believes that, by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period. For further discussion, see “Non-GAAP Measures” below. For a reconciliation of PV premiums originated to gross premiums written, see “Analysis of Financial Results – Premiums” below.

Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year.

PUBLIC FINANCE ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
United States:
Gross par insured (in billions)	$12.0	$12.9	$26.3	$20.2
Gross PV premiums originated (in millions)	77.4	112.3	151.4	166.6
International:
Gross par insured (in billions)	$1.7	$2.9	$2.6	$4.5
Gross PV premiums originated (in millions)	39.0	110.2	55.7	138.4

First-half estimated municipal market volume of $230.3 billion was 28% higher than in the first half of 2006, largely due to refundings.  However, the pace of refundings slowed late in the second quarter due to a significant rise in interest rates.  Insurance penetration during the first six months was approximately 48%, compared with 50% in last year’s comparable period.  FSA insured approximately 22% of the par amount of insured new municipal bond issues sold year-to-date.

Including both primary and secondary U.S. public finance obligations with closing dates in the second quarter, the par amount insured by FSA declined 6.5%, and PV premiums originated declined 31.1%. The decline in PV premium production was related primarily to decreases in health care and other high-premium types of transactions.  For the first half, public finance par insured increased 30.1%, while PV premiums originated declined 9.1% due to the focus on higher-quality core sectors.

In primary and secondary international public finance markets during the second quarter, FSA insured U.K. and Australian utility financings, an Italian health care receivable securitization and transportation and municipal bond issues in Japan.  Par originated declined 42.4%, and PV premiums originated declined 64.6%.  Results in this sector tend to be irregular because of the timing of large, high-premium transactions with long development times.  For the first six months, international public finance par insured declined 42.5%, and PV premiums originated declined 59.8%. FSA has mandates to guarantee major infrastructure financings scheduled to close later this year.

ASSET-BACKED ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
United States:
Gross par insured (in billions)	$9.9	$8.9	$22.3	$13.2
Gross PV premiums originated (in millions)	64.6	27.2	129.0	53.1
International:
Gross par insured (in billions)	$2.5	$1.3	$4.6	$4.9
Gross PV premiums originated (in millions)	14.2	10.5	29.8	13.6

FSA increased its second-quarter U.S. asset-backed production by 10.0% in par originated and 136.9% in PV premiums originated.  As in the first quarter, the business was primarily focused on the pooled corporate and residential mortgage sectors, where FSA found opportunities at attractive pricing levels in a widening spread environment.  Additionally, transactions closed in the second quarter had longer average lives, which will contribute to stability of future earnings.  For the first half, FSA increased U.S. asset-backed par insured 68.7%, and PV premiums originated 142.9%.

Outside the United States, FSA’s asset-backed par insured increased 95.5%, and PV premiums originated increased 34.2% for the second quarter.  PV premiums did not increase as much as par insured because, in last year’s second quarter, FSA guaranteed two high-premium diversified payment rights transactions.  In the second quarter of this year, FSA guaranteed multinational collateralized debt obligations, U.K. residential mortgage transactions and Japanese and Canadian consumer finance securitizations.  For the first half, FSA produced 119.5% more international asset-backed PV premiums despite a 6.2% decline in par insured.  As in the United States, FSA found more attractively priced pooled corporate opportunities with generally longer average lives.

FINANCIAL PRODUCTS ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Gross PV NIM originated (in millions)	$22.7	$38.3	$49.5	$53.3

In the financial products (FP) segment, PV NIM originated decreased 40.4% for the second quarter, reflecting shorter average lives of new investments.  The Company continued to invest conservatively in the mortgage-backed sector, focusing on Triple-A tranches, and it was able to further reduce portfolio risk by investing in shorter term Triple-A mortgage-backed securities, for which spreads had widened.   PV NIM declined 6.9% for the first half.

ANALYSIS OF FINANCIAL RESULTS

NET INCOME.   Second-quarter net income decreased 42.7% to $62.8 million from $109.7 million for the second quarter of last year due to the effects of the fair-value adjustments discussed below under “Operating Earnings.”   For the same reason, first-half net income decreased 38.3% to $148.0 million.   The fair-value adjustments for economic interest rate hedges in the second quarter include a $7.4 million after-tax gain representing previously unreported amortization of fair-value adjustments related to debt of a consolidated variable interest entity.

OPERATING EARNINGS.   Operating earnings (a non-GAAP measure) and the adjustments to net income used to calculate it are disclosed above, in the table entitled “Net Income and Reconciliation to Non-GAAP Operating Earnings.”  The Company defines operating earnings as net income before the effects of fair-value adjustments for:

•       economic interest rate hedges, defined as derivatives that are intended to hedge interest rate risk but do not meet the criteria necessary to receive hedge accounting treatment under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), with any residual hedge ineffectiveness remaining in operating earnings; and

•       investment-grade insured derivatives, which are certain contracts for which fair-value adjustments are recorded through the income statement because they qualify as derivatives under SFAS 133 or Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments” (SFAS 155). These contracts include FSA-insured credit default swaps (CDS), insured swaps in certain public finance obligations and insured net interest margin (NIM) securitizations.

The Company typically converts the fixed interest rates of certain assets and liabilities to dollar-denominated LIBOR-based floating rates by means of interest rate derivatives. Without hedge accounting, SFAS 133 requires the marking to fair value of each such derivative in the income statement without the offsetting mark to fair value on the asset or liability it is intended to hedge. These one-sided mark-to-fair-value valuations cause income volatility.  Under the Company’s definition of operating earnings, the economic effect of these hedges is recognized, which, for interest rate swaps, generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item’s life.  The fair-value adjustments for economic interest rate hedges reflect the cost of replacement and the effect of movements of LIBOR-based interest rates.

Insured derivatives are transactions that are insured by the Company in the normal course of business and, for accounting purposes, qualify as derivatives under SFAS 133 or SFAS 155. A large majority of these derivatives are CDS, which are generally non-cancelable prior to maturity, and the Company views insured CDS risks as comparable to other insured risks.  CDS transactions insured by the Company generally reference either a specific security otherwise qualifying for FSA insurance or a pool of corporate or consumer debt securities or bank loans, structured such that the risk insured is investment grade without the benefit of the credit protection provided by the Company.  In the event a CDS were to migrate below investment grade, the fair-value impact would be fully reflected in operating earnings.  Given the high credit quality of the CDS insured by FSA, management believes it is probable that the financial impact of the fair-value adjustments for the insured CDS will sum to zero over the finite terms of the exposures, which are typically five to ten years at inception.  Notwithstanding this eventual outcome, sharp swings in the estimated fair value of the CDS portfolio may occur from quarter to quarter, as the credit spreads that drive the fair-value estimates are volatile.

For the second quarter of 2007, the fair-value adjustments for investment-grade insured derivatives reflected primarily significant widening of credit spreads. No material credit deterioration was observed in FSA-insured derivatives.

For the first six months of 2007, the fair-value adjustments for investment-grade insured derivatives reflected significant widening of credit spreads and the normal reversal of accumulated fair-value gains as individual underlying contracts move closer to maturity.  No material credit deterioration was observed in FSA-insured derivatives.

PREMIUMS.   The following table reconciles gross premiums written, which captures premiums collected and accrued for in the period regardless of when the related business was originated, to PV premiums originated, a non-GAAP measure that management uses to evaluate current business production.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Gross premiums written	$172.7	$241.6	$322.1	$367.7
Gross installment premiums received	(66.0)	(61.2)	(127.9)	(116.5)
Gross upfront premiums originated	106.7	180.4	194.2	251.2
Gross PV estimated installment premiums originated	88.5	79.8	171.7	120.5
Gross PV premiums originated	$195.2	$260.2	$365.9	$371.7

The following table summarizes earned and written premiums, net of reinsurance.

NET EARNED AND WRITTEN PREMIUMS
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net premiums written	$111.7	$151.0	$211.9	$239.7
Net premiums earned	106.0	98.5	205.0	193.0
Net premiums earned excluding effect of refundings and accelerations	91.4	84.3	175.4	169.7

For the second quarter, gross premiums written decreased 28.5%, and net premiums written decreased 26.0%. For the first six months, gross premiums written decreased 12.4%, and net premiums written decreased 11.6%.  In each case, the change reflected a decrease in public finance premiums written, partially offset by an increase in asset-backed premiums written.

Second-quarter net premiums earned totaled $106.0 million, a 7.7% increase.  This includes $14.6 million of net premiums earned from refundings and accelerations, compared with $14.2 million for the second quarter of 2006.  Excluding premiums from refundings and accelerations, second-quarter net premiums earned increased 8.5%, primarily reflecting increases in both public finance and asset-backed earned premiums. The asset-backed earned premiums increase was driven primarily by premium supplements.

For the first six months, net premiums earned totaled $205.0 million, a 6.3% increase.  This includes $29.6 million of net premiums earned from refundings and accelerations, compared with $23.3 million for last year’s comparable period.  Excluding premiums from refundings and accelerations, first-half net premiums earned increased 3.4%, primarily reflecting increases in both public finance and asset-backed earned premiums.

FP SEGMENT NET INTEREST MARGIN.   FP Segment NIM was $25.8 million for the second quarter of 2007 and $50.4 million for the first six months, compared with last year’s results of $17.2 million for the second quarter and $36.7 million for the first six months. The increases reflected primarily portfolio growth in the guaranteed investment contract business and capital gains.  FP Segment NIM is a non-GAAP measure defined as the net interest margin from the financial products segment excluding fair-value adjustments for economic interest rate hedges.

INVESTMENT PORTFOLIO.   Second-quarter net investment income increased to $58.1 million from $53.3 million a year ago. For the first six months, net investment income increased to $115.8 million from $106.3 million in last year’s comparable period.  The increases primarily reflect higher invested balances in the investment portfolio.  The Company’s effective tax rate on investment income (excluding the effects of realized gains and losses, the FP Segment and assets acquired in refinancing transactions) was 12.3% year to date, versus 13.4% for last year’s comparable period.

EXPENSES

EXPENSES AND POLICY ACQUISITION COSTS
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Other operating expenses and policy acquisition costs (1)	$56.8	$34.4	$103.0	$81.9
Other operating expenses and policy acquisition costs, excluding deferred compensation plans (DCP) and supplemental executive retirement (SERP) plans	49.6	40.6	93.6	82.2

(1)          These expenses include certain compensation expenses related primarily to the Company’s DCP and SERP plans, which are based on changes in the market value of related investments and are perfectly offset by amounts in other income arising from marking to fair value the assets held to economically defease such obligations.

Excluding DCP and SERP plans, policy acquisition and other operating expenses increased by $9.0 million, or 22.0%, for the second quarter of 2007 from last year’s second quarter.  For the first six months, those expenses increased by $11.4 million, or 13.8%. The increases relate primarily to higher compensation expenses and a lower deferral rate.

RESERVES.    The Company recorded losses and loss adjustment expenses incurred of $4.7 million for the second quarter of 2007 and $7.9 million for the second quarter of 2006.  Year to date, losses and loss adjustment expenses totaled $9.1 million for the first six months of 2007 and $11.2 million for the first six months of 2006.  The decreases are driven primarily by an increase in higher rated transactions, which require lower reserves. Adjustments to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations.

During the second quarter of 2007, a net amount of $1.9 million was transferred from case reserves to the non-specific reserve, primarily reflecting a decrease in existing case reserves for certain collateralized debt obligations, partially offset by an increase in the case reserve for a health care transaction. Transfers between non-specific and case reserves represent a reallocation of existing loss reserves and have no impact on earnings. At June 30, 2007, aggregate case and non-specific reserves, net of reinsurance recoverables, totaled $199.1 million, compared with $190.8 million at December 31, 2006.

NON-GAAP MEASURES

To reflect accurately how the Company’s management evaluates the Company’s operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures).  Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation.  Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.

Non-GAAP measures used in this release include ABV, operating earnings, PV premiums originated, PV NIM originated, PV originations and FP segment NIM.  In the tables above, operating earnings is reconciled to net income, and PV premiums originated is reconciled to gross premiums written.  PV NIM originated is the present value of estimated future net interest margin generated by new business in the financial products segment during a given period, adjusted for management’s estimate of transaction and hedging costs. At the beginning of 2007, based on experience, management reduced its estimate of the adverse effect of such costs, and appropriate adjustments were included in the estimates of 2007 PV NIM originated and the PV future net interest margin (PV future NIM) component of ABV.  PV originations is the sum of PV premiums originated and PV NIM originated.  The Company employs PV originations to describe the present value of all the Company’s originations in a given period.

Management uses ABV as a measure of performance and to calculate a portion of employee compensation.  An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information. The ABV calculation relies on estimates of the amount and timing of installment premiums and net interest margin and applies discount factors to determine the present value. Actual values may vary from the estimates. As of December 31, 2006, the Company began to calculate ABV on the basis of International Financial Reporting Standards (IFRS) results that the Company reports to its principal shareholder, Dexia S.A., in order to better align the interests of employees with the interests of Dexia S.A., whose accounts are maintained under IFRS.  The IFRS adjustments relate primarily to accounting for foreign exchange, contingencies and fair-value adjustments.   ABV is reconciled to book value in the table that follows.

RECONCILIATION OF US GAAP SHAREHOLDERS’ EQUITY TO
ADJUSTED BOOK VALUE (IFRS BASIS)
(in millions)

	June 30, 2007	December 31, 2006
Shareholders’ Equity (Book Value) – U.S. GAAP	$2,686.0	$2,722.3
After-tax adjustments:
Plus net unearned premium revenues (net of taxes of $579.3 and $576.9)	1,075.9	1,071.4
Plus PV future net installment premiums and financial products PV future net interest margin (net of taxes of $377.6 and $337.7) (1)(2)	701.3	627.2
Less net deferred acquisition costs (net of taxes of $121.3 and $119.2)	225.3	221.4
Less fair-value adjustments for investment-grade insured derivatives (net of taxes of $10.6 and $31.2)	19.8	58.0
Less fair value of economic interest rate hedges (net of taxes of $11.2 and $39.1)	20.8	72.6
Less unrealized gains on investments (net of taxes of $38.8 and $83.4)	72.0	154.9
Adjusted Book Value before IFRS adjustments	4,125.3	3,914.0
IFRS Adjustments	4.7	4.8
Adjusted Book Value (IFRS basis)	$4,130.0	$3,918.8

(1)   Amounts include the effects of PV future ceding commission and premium taxes. The discount rate varies according to the year of origination. For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years. The rate was 4.86% for 2007 and 5.07% for 2006.

(2)   At the beginning of 2007, based on experience, management applied a reduced estimate of transaction and hedging costs to financial products PV future NIM. This increased June 30, 2007 PV future NIM by approximately $24 million.

This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies.  Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company.  The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
(dollars in thousands)

	June 30, 2007	December 31, 2006
Contingency Reserve	$1,160,303	$1,011,034
Surplus to Policyholders	1,482,309	1,543,113
Qualified Statutory Capital	2,642,612	2,554,147
Net Unearned Premium Reserve	2,116,401	2,070,751
Loss and Loss Adjustment Expense Reserve	53,712	52,964
Qualified Statutory Capital and Reserves	4,812,725	4,677,862
Net Present Value of Installment Premiums	894,458	827,916
Third-Party Capital Support (1)	550,000	550,000
Total Claims-Paying Resources (2)	$6,257,183	$6,055,778
Net Insurance in Force (principal & interest)	$576,405,441	$552,695,033
Capital Ratio (3)	218:1	216:1
Claims-Paying Ratio (4)	92:1	91:1

(1)   Standby line of credit facility and money market committed preferred trust securities.

(2)   Total claims-paying resources is a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios.  Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

(3)   Capital ratio is net insurance in force divided by qualified statutory capital.

(4)   Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

The Company plans to post its latest Operating Supplement to its website, www.fsa.com, this week.  The Operating Supplement contains additional information about results for the period covered in this release.

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

•       projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•       statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

•       expected losses on, and adequacy of loss reserves for, insured transactions.

Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

•       changes in capital requirements or other criteria of securities rating agencies applicable to FSA;

•       competitive forces, including the conduct of other financial guaranty insurers;

•       changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients;

•       changes in accounting principles or practices that may result in a decline in securitization transactions or affect the Company’s reported financial results;

•       an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio;

•       inadequacy of reserves established by the Company for losses and loss adjustment expenses;

•       disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;

•       downgrade or default of one or more of FSA’s reinsurers;

•       market conditions, including the credit quality and market pricing of securities issued;

•       capacity limitations that may impair investor appetite for FSA-insured obligations;

•       market spreads and pricing on insured CDS exposures, which may result in gain or loss due to mark-to-market accounting requirements;

•       prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; and

•       other factors, most of which are beyond the Company’s control.

The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in both the public and private sectors around the world. The principal operating subsidiary, Financial Security Assurance Inc. (FSA), a leading guarantor of public finance and asset-backed obligations, has been assigned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Rating and Investment Information, Inc. Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts, to obtain funds at Triple-A cost and then invests those funds in high-quality, liquid securities.  The Company is a member of the Dexia group.

Financial Security Assurance Holdings Ltd.
Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
REVENUES
Net premiums written	$111,715	$150,996	$211,915	$239,728
Net premiums earned	$106,021	$98,461	$205,033	$192,957
Net investment income	58,117	53,254	115,826	106,300
Net realized gains (losses)	(1,903)	(3,636)	(2,058)	(4,554)
Net interest income from financial products segment	270,241	207,522	517,919	383,811
Net realized gains (losses) from financial products segment	1,208	—	1,742	77
Net realized and unrealized gains (losses) on derivative instruments	(44,534)	74,759	(26,163)	132,584
Income from assets acquired in refinancing transactions	5,464	6,126	11,316	13,107
Net realized gains (losses) from assets acquired in refinancing transactions	44	(171)	313	541
Other income	15,631	1,028	21,190	8,376
TOTAL REVENUES	410,289	437,343	845,118	833,199
EXPENSES
Losses and loss adjustment expenses	4,678	7,899	9,069	11,184
Interest expense	11,584	6,748	23,168	13,496
Policy acquisition costs	18,055	14,421	34,006	30,631
Foreign exchange (gains) losses from financial products segment	13,149	75,800	30,653	111,985
Net interest expense from financial products segment	248,441	180,983	490,124	336,643
Other operating expenses	38,760	19,967	69,021	51,271
TOTAL EXPENSES	334,667	305,818	656,041	555,210
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	75,622	131,525	189,077	277,989
Provision (benefit) for income taxes
Current	11	14,130	21	25,909
Deferred	12,784	22,156	41,033	64,161
Total Provision	12,795	36,286	41,054	90,070
NET INCOME BEFORE MINORITY INTEREST	62,827	95,239	148,023	187,919
Less: Minority interest	—	(14,481)	—	(52,006)
NET INCOME	62,827	109,720	148,023	239,925
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) arising during the period, net of deferred income tax provision (benefit) of $(51,990), $(25,312), $(64,329) and $(59,598)	(96,554)	(46,400)	(119,468)	(110,579)
Less: reclassification adjustment for gains (losses) included in net income, net of deferred income tax provision (benefit) of $1,739, $(1,175), $2,067 and $(1,487)	3,228	(2,182)	3,838	(2,761)
Other comprehensive income (loss)	(99,782)	(44,218)	(123,306)	(107,818)
COMPREHENSIVE INCOME (LOSS)	$(36,955)	$65,502	$24,717	$132,107

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

Financial Security Assurance Holdings Ltd.
Consolidated Balance Sheets (unaudited)
(in thousands, except share data)

	June 30,	December 31,
	2007	2006
ASSETS
General Investment Portfolio:
Bonds at fair value (amortized cost of $4,579,549 and $4,546,147)	$4,662,708	$4,721,512
Equity securities at fair value (cost of $39,613 and $54,291)	39,380	54,325
Short-term investments (cost of $126,913 and $96,055)	128,253	96,578
Financial Product Segment Investment Portfolio:
Bonds at fair value (amortized cost of $18,013,847 and $16,692,183)	17,980,660	16,757,979
Short-term investments	850,585	659,704
Trading portfolio at fair value	342,149	119,424
Assets acquired in refinancing transactions:
Bonds at fair value (amortized cost of $26,483 and $40,133)	28,012	41,051
Securitized loans	201,577	241,785
Other	50,346	55,036
Total investment portfolio	24,283,670	22,747,394
Cash	48,995	32,471
Deferred acquisition costs	346,618	340,673
Prepaid reinsurance premiums	1,027,984	1,004,987
Reinsurance recoverable on unpaid losses	39,834	37,342
Other assets	1,243,591	1,610,759
TOTAL ASSETS	$26,990,692	$25,773,626
LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Deferred premium revenue	$2,683,201	$2,653,321
Losses and loss adjustment expenses	238,975	228,122
Financial Products Segment debt	19,384,688	18,349,665
Deferred federal income taxes	225,832	298,542
Notes payable	730,000	730,000
Accrued expenses, other liabilities and minority interest	1,041,969	791,664
TOTAL LIABILITIES AND MINORITY INTEREST	24,304,665	23,051,314
COMMITMENTS AND CONTINGENCIES
Common stock (200,000,000 shares authorized; 33,517,995 issued; par value of $.01 per share)	335	335
Additional paid-in capital—common	906,687	906,687
Accumulated other comprehensive income (net of deferred income taxes of $19,723 and $86,119)	36,732	160,038
Accumulated earnings	1,742,273	1,655,252
Deferred equity compensation	19,225	19,225
Treasury stock at cost (241,978 shares held)	(19,225)	(19,225)
TOTAL SHAREHOLDERS’ EQUITY	2,686,027	2,722,312
TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY	$26,990,692	$25,773,626

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

Financial Security Assurance Holdings Ltd.
Annual Financial Data
(dollars in millions, except amounts per share)

	Years Ended December 31,
	2006	2005	2004	2003	2002
Income Statement
Gross premiums written	$816.0	$833.8	$832.0	$895.8	$803.7
Net premiums written	527.2	577.7	587.8	614.3	532.7
Net premiums earned	388.7	404.1	395.0	356.4	314.9
Net investment income	218.9	200.8	172.1	154.0	139.1
Losses and loss adjustment expenses	23.3	25.4	20.6	34.5	65.6
Fair-value adjustments for economic interest rate hedges, net of taxes	40.5	(15.0)	17.1	9.3	13.0
Fair-value adjustments for insured derivatives, net of taxes	20.7	7.2	37.7	23.4	(34.1)
Net income	424.2	326.1	378.6	298.1	197.0
Operating earnings	363.0	333.9	323.8	265.4	218.1
Balance Sheet
Total investment portfolio	$22,747.4	$19,065.4	$14,577.4	$10,000.2	$5,037.4
Prepaid reinsurance premiums	1,005.0	865.2	759.2	695.4	557.7
Total assets	25,773.6	22,001.6	17,081.0	12,407.6	7,045.8
Deferred premium revenue	2,653.3	2,375.1	2,095.4	1,845.0	1,448.2
Losses and loss adjustment expenses	228.1	205.7	179.9	233.4	223.6
Financial Products Segment debt	18,349.7	14,947.1	10,444.1	6,639.4	2,409.9
Notes payable	730.0	430.0	430.0	430.0	430.0
Total liabilities and minority interest	23,051.3	19,178.7	14,469.7	10,188.4	5,126.4
Shareholders’ equity (book value)	2,722.3	2,822.9	2,611.3	2,219.2	1,919.4
Dividends	530.0	71.1	22.9	—	11.7
Adjusted book value per share, before IFRS adjustments	116.77	117.29	104.77	90.35	77.30
Adjusted book value per share	116.92	116.63	104.48	N/A	N/A
Book value per share	81.22	84.22	77.91	66.21	57.30
Return on equity	14.8%	11.9%	15.8%	14.4%	11.1%
Operating return on equity	13.7%	13.5%	14.8%	14.0%	13.0%

N/A – not available

Financial Security Assurance Holdings Ltd.
Quarterly Financial Data
(dollars in millions, except amounts per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Income Statement
Gross premiums written	$172.7	$241.6	$322.1	$367.7
Net premiums written	111.7	151.0	211.9	239.7
Net premiums earned	106.0	98.5	205.0	193.0
Net investment income	58.1	53.3	115.8	106.3
Losses and loss adjustment expenses	4.7	7.9	9.1	11.2
Fair-value adjustments for economic interest rate hedges, net of taxes	(7.2)	20.1	(7.2)	43.7
Fair-value adjustments for insured derivatives, net of taxes	(29.6)	(2.1)	(38.2)	16.9
Net income	62.8	109.7	148.0	239.9
Operating earnings	99.6	91.7	193.4	179.3

	As of	As of
	June 30,	December 31,
	2007	2006
Balance Sheet
Total investment portfolio	$24,283.7	$22,747.4
Prepaid reinsurance premiums	1,028.0	1,005.0
Total assets	26,990.7	25,773.6
Deferred premium revenue	2,683.2	2,653.3
Losses and loss adjustment expenses	239.0	228.1
Financial Products Segment debt	19,384.7	18,349.7
Notes payable	730.0	730.0
Total liabilities and minority interest	24,304.7	23,051.3
Shareholders’ equity (book value)	2,686.0	2,722.3
Dividends	61.0	530.0
Adjusted book value per share, before IFRS adjustments	123.08	116.77
Adjusted book value per share	123.22	116.92
Book value per share	80.14	81.22
Return on equity	11.8%	14.8%
Operating return on equity	14.5%	13.7%

Financial Security Assurance Holdings Ltd.
Operating Expense Analysis
(in thousands)

2007	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year-to-Date
Amortization of previously deferred underwriting expenses and reinsurance commissions	$15,951	$18,055			$34,006
Gross financial guaranty underwriting and operating expenses	57,794	63,981			121,775
Deferred compensation/SERP expenses(1)	2,198	7,245			9,443
Underwriting expenses deferred	(33,726)	(36,805)			(70,531)
Financial products other operating expenses	3,996	4,339			8,335
Reinsurance commissions written, net	(13,655)	(16,925)			(30,580)
Reinsurance commissions deferred, net	13,655	16,925			30,580
Other operating expenses	30,262	38,760	—	—	69,022
Total expenses	$46,213	$56,815	$—	$—	$103,028

2006	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
Amortization of previously deferred underwriting expenses and reinsurance commissions	$16,210	$14,421	$14,103	$18,278	$63,012
Gross financial guaranty underwriting and operating expenses	56,358	59,176	53,950	74,840	244,324
Deferred compensation/SERP expenses(1)	5,909	(6,235)	4,344	10,395	14,413
Underwriting expenses deferred	(34,275)	(36,330)	(33,606)	(44,055)	(148,266)
Financial products other operating expenses	3,312	3,356	3,154	4,329	14,151
Reinsurance commissions written, net	(10,398)	(23,809)	(17,673)	(27,833)	(79,713)
Reinsurance commissions deferred, net	10,398	23,809	17,673	27,833	79,713
Other operating expenses	31,304	19,967	27,842	45,509	124,622
Total expenses	$47,514	$34,388	$41,945	$63,787	$187,634

(1)          Not a deferred acquisition cost. These expenses include certain compensation expenses related primarily to the Company’s deferred compensation plans and supplemental executive retirement plans (SERP), which are based on changes in the market value of related investments and are perfectly offset by amounts in other income arising from marking to fair value the assets held to economically defease such obligations.

Financial Security Assurance Holdings Ltd.
Gross Par Value and Present Value (PV) Originations
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Gross Par Insured
Public Finance
United States	$12,011	$12,843	$26,275	$20,191
International	1,703	2,958	2,629	4,574
Total Public Finance	13,714	15,801	28,904	24,765
Asset-Backed Finance
United States	$9,829	$8,937	$22,277	$13,207
International	2,493	1,275	4,575	4,877
Total Asset-Backed Finance	12,322	10,212	26,852	18,084
Total Gross Par Insured(1)	$26,036	$26,013	$55,756	$42,849

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Gross PV Premiums Originated
Public Finance
United States	$77.4	$112.3	$151.4	$166.6
International	39.0	110.2	55.7	138.4
Total Public Finance	116.4	222.5	207.1	305.0
Asset-Backed Finance
United States	$64.6	$27.2	$129.0	$53.1
International	14.2	10.5	29.8	13.6
Total Asset-Backed Finance	78.8	37.7	158.8	66.7
Financial Products Gross PV NIM Originated	$22.7	$38.3	$49.5	$53.3
Total Gross PV Originations(2)	$217.9	$298.5	$415.4	$425.0

(1)          Excludes FSA-insured GICs issued by the Company.

(2)          The Company evaluates its business production for a given period based on its gross present value of originations (gross PV originations), which consists of the total present value of premiums originated (gross PV premiums originated) by FSA and its subsidiaries and the present value of net interest margin originated (PV NIM originated) by the Financial Products segment. Gross PV premiums originated for a particular period include both (i) premiums received in such period under insurance policies in which premiums are payable upfront and (ii) estimated future premiums to be received under the Company’s installment-based policies issued during such period, discounted to present value. The discount rate for business originated in 2007 was 4.86% per annum and in 2006 was 5.07% per annum, equal to the average pre-tax yield on the Company’s investment portfolio for the previous three calendar years. Management uses its best estimate of the life of each insurance policy for which premiums are receivable in installments when calculating gross PV premiums originated. However, the total amount actually received will vary from management’s estimate if the insured obligation pays down according to a different schedule or remains outstanding for a different period from those estimated by management. If the average life of an insured obligation is shorter than the estimate, PV premiums outstanding will be reduced. Conversely, if the average life of an insured obligation extends longer than the estimate, the PV premiums outstanding will be increased. PV NIM originated represents the present value of estimated interest to be received on investments less the present value of estimated transaction expenses and interest to be paid on liabilities issued in the form of guaranteed investment contracts plus results from derivatives used as hedges.

Financial Security Assurance Holdings Ltd.
Gross Premiums Written
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Public Finance
United States:
Upfront	$71.6	$110.9	$144.6	$166.0
Installments(1)	2.7	2.6	8.4	6.8
International:
Upfront	33.5	69.0	45.0	80.9
Installments(1)	4.3	4.9	13.0	9.5
Total Public Finance	112.1	187.4	211.0	263.2
Asset-Backed Finance
United States:
Upfront	$1.6	$0.5	$1.6	$0.9
Installments(1)	47.4	41.8	82.5	80.0
International:
Upfront	—	—	3.0	3.4
Installments(1)	11.6	11.9	24.0	20.2
Total Asset-Backed Finance	60.6	54.2	111.1	104.5
Upfront	106.7	180.4	194.2	251.2
Installments(1)	66.0	61.2	127.9	116.5
Total Gross Premiums Written	$172.7	$241.6	$322.1	$367.7

(1)          Installments are the periodic premium payments received by FSA for business originated in current and prior periods.

Financial Security Assurance Inc.

Financial Security Assurance Inc.
Effect of Refundings and Accelerations
(in thousands)

2007	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year-to-Date
Earned premium	$14,980	$14,598			$29,578
Less:
Amortization of deferred acquisition costs	1,423	2,209			3,632
Net effect before taxes	13,557	12,389	—	—	25,946
Tax provision	4,745	4,336			9,081
Net income effect	$8,812	$8,053	$—	$—	$16,865

2006	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
Earned premium	$9,072	$14,170	$6,569	$19,003	$48,814
Less:
Amortization of deferred acquisition costs	1,545	2,101	1,052	2,835	7,533
Net effect before taxes	7,527	12,069	5,517	16,168	41,281
Tax provision	2,634	4,224	1,931	5,659	14,448
Net income effect	$4,893	$7,845	$3,586	$10,509	$26,833

Financial Security Assurance Inc.

Fixed Income Investment Portfolio

(dollars in thousands)

Fixed Income Investment Portfolio as of

June 30, 2007(1)

	Fixed Income Portfolio by Type
Type of Security	Amortized Cost	Market Value	% of Amortized Cost	Yield	Income(2)
Long-term bonds:
U.S government obligations	$123,976	$121,456	2.7%	4.70%	$3,565
U.S agency obligations	1,797	1,756	0.0	6.04	55
U.S municipal obligations	3,685,914	3,777,532	79.1	4.92	90,766
Foreign obligations	161,028	167,114	3.5	5.05	4,589
Corporate obligations	215,610	212,423	4.6	5.02	5,480
Mortgage-backed securities	326,686	318,424	7.0	5.42	6,983
Asset-backed securities	26,168	26,151	0.6	5.07	669
Total long-term investments	4,541,179	4,624,856	97.5	4.96	112,107
Short-term investments	116,617	117,957	2.5	3.78	2,128
Total	$4,657,796	$4,742,813	100.0%	4.93%	$114,235

	Fixed Income Portfolio by Maturity
Maturity	Amortized Cost	% of Amortized Cost
Within 1 year	$193,324	4.2%
1 to 5 years	1,266,641	27.2
5 to 10 years	813,849	17.5
10 or more years	2,031,128	43.5
Mortgage-backed securities	326,686	7.0
Asset-backed securities	26,168	0.6
Total	$4,657,796	100.0%

Quality Distribution of Long-Term Fixed Income Investment Portfolio(3)
AAA	84.7%
AA	12.3
A	3.0
100.0%

(1)          Excludes portfolios related to the variable interest entities and assets acquired in refinancing transactions.

(2)          Income before investment management expenses and taxes, if applicable.

(3)          Ratings are based on the lower of Moody’s or S&P ratings at June 30, 2007. 6.3% of the Investment Portfolio is rated Triple-A by virtue of insurance provided by FSA. Without giving effect to the FSA guaranty, the weighted-average rating of the FSA-insured investments was in the Double-A range, and substantially all of these investments were investment grade.

Financial Security Assurance Inc.

Selected Financial Statistics

(dollars in thousands)

	Current Period
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
GAAP Basis(1)
Loss ratio	4.0%	7.4%	4.0%	5.3%
Expense ratio	39.1	34.0	37.1	34.4
Combined ratio	43.1%	41.4%	41.1%	39.7%
SAP Basis(1)
Loss ratio	(1.7)%	(1.2)%	1.0%	(2.9)%
Expense ratio	37.7	21.2	37.3	29.9
Combined ratio	36.0%	20.0%	38.3%	27.0%
Gross insurance in force(2)			$785,896,833	$711,512,415
Net insurance in force(2)			576,405,441	516,343,600
Qualified statutory capital			2,642,612	2,514,378
Capital ratio			218:1	205:1

	Annual Data
	Years Ended December 31,
	2006	2005	2004	2003	2002
GAAP Basis(1)
Loss ratio	5.5%	5.9%	5.0%	9.5%	20.6%
Expense ratio	36.4	33.1	31.9	30.4	29.5
Combined ratio	41.9%	39.0%	36.9%	39.9%	50.1%
SAP Basis(1)
Loss ratio	—%	2.1%	5.0%	3.7%	15.1%
Expense ratio	29.9	27.8	26.8	21.3	20.9
Combined ratio	29.9%	29.9%	31.8%	25.0%	36.0%
Gross insurance in force(2)	$765,632,196	$686,134,377	$633,037,230	$565,371,437	$512,232,953
Net insurance in force(2)	552,695,033	497,624,738	454,359,331	409,476,253	365,256,111
Qualified statutory capital	2,554,147	2,417,516	2,280,883	2,104,257	1,876,117
Capital ratio	216:1	206:1	199:1	195:1	194:1

(1)          The GAAP loss ratio is calculated as GAAP losses and loss adjustment expenses incurred divided by GAAP net premiums earned. The SAP loss ratio is SAP losses and loss adjustment expenses incurred divided by SAP net premiums earned. The GAAP expense ratio is underwriting and operating expenses divided by net GAAP premiums earned. The SAP expense ratio is underwriting and operating expenses divided by net premiums written. The combined ratio on both a GAAP and SAP basis is the sum of the applicable loss and expense ratios.

(2)          Amounts are statutory data for Financial Security Assurance Inc. and Subsidiaries.

Financial Security Assurance Inc.

U.S. Municipal New-Issue Market Data(1)

(dollars in billions)

	Industry			FSA Market Share(2)
	Par Value	Par Value	Percent
	Issued	Insured	Insured	Amount	Percent
2nd Qtr. 2007	$123.1	$55.9	45.4%	$10.9	19.5%
1st	107.2	55.2	51.5	13.9	25.2
4th Qtr. 2006	121.8	58.4	47.9	16.4	28.1
3rd	87.6	43.3	49.4	9.5	21.9
2nd	109.6	52.4	47.8	12.7	24.2
1st	69.7	37.3	53.5	7.4	19.8
2006	388.7	191.4	49.2	46.0	24.0
2005	408.3	233.0	57.1	60.0	25.8
2004	359.7	194.9	54.2	46.9	24.1
2003	383.6	190.5	49.7	52.2	27.4
2002	358.6	178.9	49.9	47.5	26.6
2001	288.1	134.3	46.6	36.3	27.0
2000	200.9	79.3	39.5	19.5	24.6
1999	227.7	105.6	46.4	24.2	22.9
1998	286.8	145.5	50.7	32.0	22.0
1997	220.7	106.0	48.0	16.2	15.3
1996	185.2	83.3	45.0	11.2	13.4
1995	160.4	68.6	42.8	3.3	4.8
1994	165.1	61.5	37.3	2.7	4.4
1993	292.2	107.9	36.9	7.5	7.0
1992	234.7	80.8	34.4	4.8	5.9
1991	172.4	51.9	30.1	2.8	5.4

(1)          FSA estimates based on industry sources, including The Bond Buyer and Thomson Financial Securities Data. Industry data is on a sale-date basis and subject to revision as additional information becomes available.

(2)          Share of insured bond market. FSA volume for 1993 through 2007 is based on sale date and will differ from closing-date data presented elsewhere in this Supplement. Excludes secondary-market transactions.

Financial Security Assurance Inc.

Insured Portfolio Profile—Par Value (GAAP Basis)

(dollars in millions)

	Insured in 2007				Outstanding as of June 30, 2007
	Gross		Net		Net
	Amount	%	Amount	%	Amount	%
Public Finance Obligations:
United States
General obligation	$13,304	46.0%	$11,112	51.5%	$109,012	41.5%
Tax-supported	3,233	11.2	2,745	12.7	47,508	18.1
Municipal utility revenue	4,562	15.8	3,177	14.7	42,066	16.0
Health care revenue	1,774	6.1	821	3.8	13,498	5.1
Housing revenue	252	0.9	243	1.1	7,508	2.9
Transportation revenue	1,213	4.2	980	4.5	16,509	6.3
Education	1,572	5.4	771	3.6	4,850	1.8
Other public finance	366	1.3	329	1.6	1,818	0.7
Subtotal	26,276	90.9	20,178	93.5	242,769	92.4
International	2,629	9.1	1,412	6.5	20,001	7.6
Total public finance obligations	$28,905	100.0%	$21,590	100.0%	$262,770	100.0%
Asset-Backed Obligations:
United States
Residential mortgages	$7,297	24.5%	$6,584	24.7%	$18,135	13.3%
Consumer receivables	3,160	10.6	3,068	11.5	11,835	8.7
Pooled corporate	11,318	37.9	9,864	37.1	52,037	38.1
Other asset-backed	619	2.1	251	0.9	6,826	5.0
Financial products(1)	2,874	9.6	2,874	10.8	17,719	13.0
Subtotal	25,268	84.7	22,641	85.0	106,552	78.1
International	4,575	15.3	3,965	15.0	29,889	21.9
Total asset-backed obligations	$29,843	100.0%	$26,606	100.0%	$136,441	100.0%
Total Portfolio	$58,748		$48,196		$399,211

Distribution of Insured Portfolio

by Ratings as of June 30, 2007

	Percent of	Percent of	Percent of
Rating(2)	Public Finance	Asset-Backed	Portfolio
AAA	2.4%	67.1%	24.5%
AA	40.6	16.6	32.4
A	44.9	3.1	30.6
BBB	11.8	12.9	12.2
Other	0.3	0.3	0.3
	100.0%	100.0%	100.0%

(1)          GICs issued by affiliates of FSA, which are eliminated in consolidation at the holding company.

(2)          Based upon internal FSA ratings.

Financial Security Assurance Inc.

Geographic Distribution of Public Finance Insured Portfolio—Par Value

(dollars in millions)

	Insured in 2007				Outstanding as of June 30, 2007
	Gross		Net		Net
	Amount	%	Amount	%	Amount	%
Domestic by State
California	$4,951	17.1%	$2,897	13.4%	$33,272	12.7%
New York	1,989	6.9	1,682	7.9	20,866	7.9
Pennsylvania	1,594	5.5	1,430	6.6	17,273	6.6
Texas	1,161	4.0	944	4.4	17,015	6.5
Florida	1,146	4.0	893	4.1	13,373	5.1
Illinois	888	3.0	672	3.1	12,940	4.9
New Jersey	396	1.4	350	1.7	10,873	4.1
Michigan	866	3.0	752	3.5	10,442	4.0
Washington	1,255	4.3	668	3.1	9,505	3.6
Massachusetts	1,541	5.3	806	3.7	7,019	2.7
Ohio	803	2.8	717	3.3	6,607	2.5
Indiana	710	2.5	679	3.1	5,669	2.2
Georgia	737	2.5	651	3.0	5,532	2.1
Colorado	879	3.0	819	3.8	5,291	2.0
All other U.S. jurisdictions	7,360	25.5	6,218	28.8	67,092	25.5
Subtotal	26,276	90.8	20,178	93.5	242,769	92.4
International	2,629	9.2	1,412	6.5	20,001	7.6
Total public finance obligations	$28,905	100.0%	$21,590	100.0%	$262,770	100.0%

Financial Security Assurance Inc.

50 Largest Public Finance Exposures
as of June 30, 2007

(dollars in millions)

	Net Par	% of Total Net
Obligor	Outstanding	Par Outstanding
Port Authority of NY and NJ, Consolidated Bonds	1,289.8	0.32%
State of Washington, G.O.	1,232.3	0.31
New York City, NY Municipal Water Finance Auth, Water/Sewer Sys Rev. Bonds	1,231.9	0.31
New York City, NY G.O.	1,192.5	0.30
Massachusetts School Building Authority Dedicated Sales Tax Revenue Bonds	1,182.9	0.30
Chicago, Illinois G.O.	1,141.0	0.29
State of California, G.O.	1,122.5	0.28
New Jersey Transportation Trust Fund Authority Transportation System Bonds	1,067.0	0.27
Metropolitan Transportation Authority, NY, Transportation Revenue Bonds	1,019.5	0.26
Atlanta, GA Water & Sewer Revenue Bonds	995.5	0.25
State of Illinois, G.O.	990.2	0.25
State of California Department of Water Resources Power Supply Revenue Bonds	980.6	0.25
Commonwealth of Massachusetts G.O.	980.6	0.25
Illinois State Toll Highway Authority, Revenue Bond	972.6	0.24
Massachusetts Water Resources Authority, General Revenue Bonds	949.0	0.24
Los Angeles, CA, Department of Water and Power Electric Revenue Bonds	927.6	0.23
New Jersey Turnpike Authority, Revenue Bonds	895.6	0.22
Seattle, Washington, Light and Power Revenue Bonds	883.3	0.22
Clark County School District, NV, G.O.	880.8	0.22
Detroit, MI, Sewage Disposal System Revenue Bonds	849.6	0.21
California Housing Finance Agency Home Mortgage Rev. Bonds 1982 Resolution	829.7	0.21
New York Dormitory Authority, Mental Health Service Facilities Rev. Bonds	811.9	0.20
San Diego Unified School District, CA, G.O.	796.4	0.20
Broward County School Board, FL, Certificates of Participation	776.7	0.20
New York State Thruway Authority, Highway & Bridge Trust Fund Rev. Bonds	774.4	0.19
State of Hawaii, G.O.	765.0	0.19
Houston, TX, Airport System, Subordinate Lien Revenue	761.9	0.19
Kings County, WA, Sewer Revenue Bonds	761.7	0.19
New York Local Government Assistance Corp. Sub Lien (Sales Tax) Rev. Bonds	731.3	0.18
District of Columbia, G.O.	729.4	0.18
Long Island Power Authority, NY, Electric System General Rev. Bonds	674.5	0.17
South Carolina Public Service Authority (Santee Cooper) Revenue Bonds	673.9	0.17
Chicago Public Schools, IL, G.O.	673.6	0.17
State of Michigan, State Trunk Line Fund Bonds (Motor Vehicle Taxes)	667.5	0.17
Los Angeles Unified School District, CA, G.O.	663.0	0.17
Houston Combined Utility System, TX, First Lien Revenue Bonds	650.3	0.16
Metropolitan Washington Airports Authority, Airport System Rev. Bonds	647.2	0.16
Florida State Board of Education, Capital Outlay Bonds	644.9	0.16
Skyway Concession Company LLC	638.5	0.16
Metropolitan Transportation Authority, NY, Dedicated Tax Fund Bonds	633.4	0.16
Regents of the University of California, General Revenue Bonds	627.8	0.16
Garden State Preservation Trust, NJ, Open Space/Farmland Preservation Bonds	618.4	0.15
Orlando-Orange County Expressway Authority, Florida Revenue Bonds	605.7	0.15
Philadelphia School District, PA, G.O.	593.6	0.15
Kentucky State Property and Building Commission Revenue Bonds	589.6	0.15
State of Louisiana Gasoline and Fuels Tax Revenue Bonds	582.1	0.15
Los Angeles Community College District, CA, G.O.	578.8	0.14
Puerto Rico Electric Power Authority, Power Revenue	574.4	0.14
New Jersey Economic Development Authority State Pension Funding Bonds	574.3	0.14
Commonwealth of Pennsylvania, G.O.	570.9	0.14
Total	$41,005.6	10.27%

Financial Security Assurance Inc.

25 Largest Asset-Backed Exposures
as of June 30, 2007

(dollars in millions)

	Net Par	% of Total Net
Obligor	Outstanding	Par Outstanding
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	$5,060.1	1.27%
International Super AAA Synthetic Residential MBS	3,213.0	0.81
US AAA Prime Automobile Loan Portfolio	3,017.5	0.76
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	2,776.2	0.70
International Super AAA Synthetic High Yield Pooled Corporate CDO	1,944.6	0.49
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,851.8	0.47
International Synthetic Investment Grade Pooled Corporate CDO	1,709.9	0.43
Countrywide HELOC 2006-I	1,523.8	0.38
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,500.0	0.38
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,465.5	0.37
Americredit 2007-B-F	1,406.1	0.35
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,317.8	0.33
US Super AAA Synthetic High Yield Pooled Corporate CDO	1,210.5	0.30
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,131.8	0.28
Countrywide HELOC 2006-F	1,071.7	0.27
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	972.2	0.24
International Super AAA Synthetic High Yield Pooled Corporate CDO	929.5	0.23
Americredit 2006-A-F	923.6	0.23
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	864.6	0.22
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	854.6	0.21
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	849.3	0.21
Countrywide HELOC 2007-A	834.0	0.21
International Super AAA Synthetic Residential MBS	815.7	0.20
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	815.5	0.20
International Super AAA Synthetic High Yield Pooled Corporate CDO	812.0	0.20
Total	$38,871.3	9.74%

“International” denotes a transaction with 20% or greater non-US collateral. “Super AAA” means the level of first-loss protection exceeds 1.3x the level required for an Aaa/AAA rating. Where indicated, ratings are current FSA internal ratings expressed in industry terms.

Financial Security Assurance Inc.

Debt Service and Premiums

(in millions)

Debt Service(1)

(Principal and Interest)

	Insured Debt Service			Portfolio	Net
	Gross	Ceded	Net	Runoff	Outstanding
2nd Qtr. 2007	$38,370	$10,138	$28,232	$(15,865)	$576,405
1st	48,087	14,099	33,988	(22,645)	564,038
4th Qtr. 2006	62,107	16,816	45,291	(22,692)	552,695
3rd	45,313	16,736	28,577	(14,825)	530,096
2nd	43,902	10,837	33,065	(15,969)	516,344
1st	24,766	5,543	19,223	(17,600)	499,248
2006	176,088	49,932	126,156	(71,086)	552,695
2005	161,092	38,792	122,300	(79,034)	497,625
2004	152,128	33,701	118,427	(73,544)	454,359
2003	124,322	26,998	97,324	(53,104)	409,476
2002	149,755	37,630	112,125	(47,506)	365,256

Premiums (GAAP Basis)

				Ending Net	Net PV
	Premiums Written			Unearned	Premiums
	Gross	Ceded	Net	Premium	Outstanding(2)	Total Net
2nd Qtr. 2007	$183.4	$61.0	$122.4	$1,660.4	$894.5	$2,554.9
1st	159.7	49.2	110.5	1,654.7	821.6	2,476.3
4th Qtr. 2006	266.4	94.7	171.7	1,653.6	827.9	2,481.5
3rd	200.6	66.1	134.5	1,595.9	805.1	2,401.0
2nd	250.1	90.6	159.5	1,562.0	801.6	2,363.6
1st	134.0	37.4	96.6	1,509.6	794.7	2,304.3
2006	851.1	288.8	562.3	1,653.6	827.9	2,481.5
2005	860.5	256.1	604.4	1,515.4	803.4	2,318.8
2004	847.1	244.2	602.9	1,342.1	727.3	2,069.4
2003	903.4	281.5	621.9	1,149.6	607.1	1,756.7
2002	806.9	270.9	536.0	892.5	589.7	1,482.2

(1)          Statutory basis.

(2)          This is a non-GAAP term and refers to estimated present value of installment premiums yet to be received.

Financial Security Assurance Inc.

Amortization of Net Debt Service and Net Premiums

(in millions)

Net Debt Service(1)

	Scheduled
	Amortization(2)	Outstanding
2nd Qtr. 2007	—	$576,405
3rd	13,083	563,322
4th	16,749	546,573
2008	49,719	496,854
2009	45,798	451,056
2010	42,918	408,138
2011	38,409	369,729
2012–2016	138,341	231,388
2017–2021	91,131	140,257
2022–2026	64,780	75,477
2027+	75,477	—
Total	$576,405

Net Premiums

		Scheduled GAAP Premium Earnings
	GAAP	Unearned Premium Reserve
	Unearned	Amortization
	Premiums	Periodic UPR	Upfront UPR	Installments	Total Net
2nd Qtr 2007	$1,660.4	—	—	—	—
3rd	1,596.6	25.9	37.9	32.2	96.0
4th	1,556.4	3.2	37.0	50.7	90.9
2008	1,413.7	2.1	140.6	183.9	326.6
2009	1,283.9	1.4	128.4	155.9	285.7
2010	1,163.4	1.4	119.1	118.1	238.6
2011	1,051.4	0.9	111.1	93.2	205.2
2012–2016	616.8	0.4	434.2	282.8	717.4
2017–2021	338.1	0.2	278.5	117.7	396.4
2022–2026	170.0	—	168.1	83.7	251.8
2027+	—	—	170.0	110.0	280.0
Total		$35.5	$1,624.9	$1,228.2	$2,888.6

(1)          Statutory basis.

(2)          Based on management’s estimate.

Contacts

Investor Relations
Robert S. Tucker Managing Director (1)(212) 339-0861 rtucker@fsa.com
Corporate Communications
Betsy Castenir Managing Director (1)(212) 339-3424 bcastenir@fsa.com